Exhibit 10.1
November 5, 2010
Ms. Kathy Crusco
1473 Sauvignon Court
Livermore, CA 94550
Re: Amendment to Offer Letter
Dear Kathy,
With respect to the Offer Letter dated March 19, 2007 (“Offer Letter”) between you and Activant Solutions Inc. (“Activant”), we agree that, effective November 5, 2010:
1.	Position. You are promoted to the position of Executive Vice President and Chief Financial Officer.

2.	Salary and Incentive Bonus. Your annual salary will be increased to $365,000 per year and your target incentive compensation under the Activant Amended and Restated Incentive Bonus Plan will be increased to $182,500.

3.	Stock Options. You will be granted a stock option for 75,000 shares under the Amended and Restated Activant Group Inc. 2006 Stock Incentive Plan, subject to the approval of the Board of Directors and your execution of the applicable form of stock option agreement.
Except as modified by this Amendment, the Offer Letter remains in full force and effect, with the understanding that since the date of your Offer Letter, Activant has adopted, and you are a participant in, the Amended and Restated Executive Severance Plan.
Please sign below to confirm your acceptance of the terms of this Amendment.
Sincerely,
ACTIVANT SOLUTIONS INC.
/s/ Pervez Qureshi

Pervez Qureshi
President and CEO
I agree to and accept the terms and conditions of this Amendment to the Offer Letter.

/s/ Kathy Crusco	November 5, 2010

Kathy Crusco	Date